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                                                                  EXHIBIT 10.3

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                             THE PIONEER GROUP, INC.

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                          SUPPLEMENTAL AGREEMENT NO. 1

                         Dated as of September 30, 1998

                                  amending the

                   Note Agreement dated as of August 14, 1997

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                              Senior Notes due 2004


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                             THE PIONEER GROUP, INC.

                          SUPPLEMENTAL AGREEMENT NO. 1


                                                      as of September 30, 1998


                            Re: Senior Notes due 2004



TO   The Travelers Insurance Company
     One Tower Square
     Hartford, CT 06183-2030

Ladies and Gentlemen:

     THE PIONEER GROUP, INC., a Delaware corporation (the "COMPANY"), hereby agrees with you as follows:

     Section 1. AMENDMENTS. Pursuant to the Note Agreement dated as of August 14, 1997 (the "ORIGINAL NOTE AGREEMENT") entered into by the Company with The Travelers Insurance Company, the Company issued and sold $20,000,000 aggregate principal amount of its 7.95% Senior Notes due 2004 (the "NOTES"). Unless the context otherwise requires, capitalized terms used herein without definition have the respective meanings ascribed thereto in the Original Note Agreement. The Company has requested you, as the holder of all of the outstanding Notes, to amend the Original Note Agreement. Subject to this Supplemental Agreement No. 1 becoming effective as hereinafter provided, the Company and the holder of the Notes do hereby agree that the Original Note Agreement is amended pursuant to
Section 11.1 thereof as follows:

          (1) Section 1 is amended by adding the following new definitions in proper alphabetical order therein:

     "ADJUSTED COMPANY TOTAL DEBT" means, at any date, Company Total Debt PLUS the B Share Loan."

     "APPLICABLE MARGIN" means, with respect to the unpaid principal amount of any Note as of any date:


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          (a) on or after the Effective Date but prior to the first anniversary of the Effective Date:

               (i) on any date on which the ratio of Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is less than or equal to 2.0, 0.25%;

               (ii) on any date on which the ratio of Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is greater than 2.0 but less than or equal to 2.5, 0.50%; and

               (iii) on any date on which the ratio of Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is greater than 2.5, 0.75%; and

          (b) on and after the first anniversary of the Effective Date:

               (i) on any date on which the ratio of Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is less than or equal to 1.0, 0%;

               (ii) on any date on which the ratio of Adjusted Company Total Debt to Combined Mutual Fund Cash Flow is greater than 1.0 but less than or equal to 2.0, 0.25%; and

               (iii) on any date on which the ratio of Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is greater than 2.0 but less than or equal to 2.5, 0.50%; and

               (iv) on any date on which Adjusted Company Total Debt to Combined Adjusted Mutual Fund Cash Flow is greater than 2.5, 0.75%.

          For purposes of calculating the Applicable Margin, (1) Adjusted Company Total Debt shall be determined as of the last day of the most recently ended fiscal quarter for which financial statements have been furnished (or are required to have been furnished) by the Company to the holders of Notes


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     pursuant to Sections 7.4.1 or 7.4.2 and (2) Combined Adjusted Mutual Fund
     Cash Flow shall be determined for the period of four consecutive fiscal quarters of the Company then ended. Any adjustment in the Applicable Margin shall take effect upon the earlier of (i) the date upon which the financial statements referred to in the foregoing sentence are furnished or (ii) the date such financial statements are required to be furnished by the Company. If for any reason the Company shall not have furnished the financial statements required by Sections 7.4.1 or 7.4.2 upon the expiration of the period specified in Section 9.1.2, then the Applicable Margin shall be deemed to be the highest margin provided herein."

     "APPLICABLE RATE" means, at any date, the Base Rate plus the Applicable Margin, if any, unless the Default Rate is applicable,

in which case the Applicable Rate shall be the Default Rate plus the Applicable Margin applicable at such time.

     "BASE RATE" means 7.95% per annum.

     "COMBINED ADJUSTED MUTUAL FUND CASH FLOW" means, for any period, Combined Mutual Fund Cash Flow plus Distribution Fees."

     "EFFECTIVE DATE" shall have the meaning assigned such term in Supplemental Agreement No. 1.

     (2) Section 4.6 is amended by changing the definition of Remaining Scheduled Payments to read as follows:

     "REMAINING SCHEDULED PAYMENTS" means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date (determined for such purpose at the Base Rate only), provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to
Section 4.1.


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     (3) Sections 7.19 and 7.20 shall be added after Section 7.18 of the
Original Note Agreement to read as follows:

     "Section 7.19. YEAR 2000.

     The material hardware and software systems of the Company and its Subsidiaries include design, performance and functionality so that the Company and its Subsidiaries do not reasonably expect to experience invalid or incorrect results or abnormal hardware or software operations related to calendar year 2000, except such results or abnormal operations that would not cause a Material Adverse Change to the Company or its Subsidiaries. To the best of the Company's knowledge, after due diligence and inquiry, the material hardware and software systems of the Company and its Subsidiaries include calendar year 2000 date conversion and compatibility capabilities, including, but not limited to, date data century recognition, same century and multiple century formula and date value calculations, and user interface date data values that reflect the century.

     "Section 7.20. UPSTREAM PAYMENTS.

     As indicated on page thirty-three of the Pioneer Bank Syndicate Presentation dated June 30, 1998, the Company will cause the following to occur by December 31, 1998: (a) Pioneer Capital Corporation will pay $10 million to the Company and (b) Pioneer Funds Distributor, Inc. will pay $8 million to the Company."

     Section 2. BANK CREDIT FACILITY.

     A. The Company acknowledges that the Required Holders must approve of any refinancing, amendment, modification or supplementing of the B Share Loans under the Bank Credit Facility or of any alternative method of financing the B Shares which approval will not be unreasonably withheld.

     B. You hereby consent to the entering into of Amendment No. 5 to the Bank Credit Facility, dated as of July 21, 1998, among the Company, certain of its Subsidiaries, the Lenders (as defined in the Bank Credit Facility) and BankBoston, N.A., as Agent, substantially in the form of the document heretofore furnished to you.

     Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to you as follows:


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     A. ORGANIZATION, AUTHORIZATION, ETC. The Company and each of its
Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of its organization, and has all requisite power and authority to execute, deliver and perform its obligations under this Supplemental Agreement No. 1.

     The execution, delivery and performance of this Supplemental Agreement No. 1 has been duly authorized by all necessary corporate and, if required, stockholder action on the part of the Company and each Subsidiary Guarantor, as applicable. This Supplemental Agreement No. 1 is the legal, valid and binding obligation of the Company and the Subsidiary Guarantors, as applicable, enforceable against the Company or such Subsidiary Guarantors in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     B. COMPLIANCE WITH LAWS, OTHER INSTRUMENTS, ETC. The execution, delivery and performance by the Company or the Subsidiary Guarantors of this Supplemental Agreement No. 1 does not and will not (A) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (B) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (C) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

     C. GOVERNMENTAL AUTHORIZATIONS, ETC. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of this Supplemental Agreement No. 1.


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     D. NO DEFAULT, ETC. No Event of Default or Default has occurred and is continuing, and neither the Company nor any Core Mutual Fund Subsidiary is in default (whether or not waived) in the performance or observance of any of the terms, covenants or conditions contained in any instrument evidencing any Indebtedness and there is no pending request by the Company (except pursuant to this Supplemental Agreement No. 1) or any such Subsidiary for any amendment or waiver in respect of any contemplated or possible default with respect to such Indebtedness and no event has occurred and is continuing which, with notice or lapse of time or both, would become such a default.

     Section 4. REPRESENTATION OF THE NOTEHOLDER. You represent to the Company that you are the beneficial owner of the Notes in an aggregate principal amount of $20,000,000.

     Section 5. EFFECTIVENESS OF THIS SUPPLEMENTAL AGREEMENT NO. 1. This Supplemental Agreement No. 1 will become effective on the date (the "EFFECTIVE DATE") on which all of the following conditions precedent shall have been satisfied:

     A. PROCEEDINGS. All proceedings taken by the Company and the Subsidiary Guarantors in connection with the transactions contemplated hereby and all documents and papers incident thereto shall be satisfactory to you, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents and papers, all in form and substance satisfactory to you, as you or they may reasonably request in connection therewith.

     B. OPINION OF COUNSEL FOR THE COMPANY. On the Effective Date, the holders of the Notes shall have received from Hale and Dorr LLP, special counsel to the Company, hereby authorized and directed by the Company, its opinion with respect to this Supplemental Agreement No. 1, the Original Note Agreement, as amended hereby, and the transactions contemplated hereby and thereby; which opinion shall be in form and substance satisfactory to such holders.

     C. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 3 of this Supplemental Agreement No. 1 shall be true on and as of the Effective Date as though such representations and warranties had been made on and as of the Effective Date, and you


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shall have received a certificate of a senior financial officer of the Company, dated the Effective Date, to such effect.

     D. PAYMENT OF FEES. The Company shall have paid the fees and disbursements of your special counsel as contemplated by Section 5 of this Supplemental Agreement No. 1. The Company shall have paid for the account of The Travelers Insurance Company a fee of $25,000.

     Section 6. EXCHANGE OR NOTATION OF NOTES. Prior to the transfer effected on or after the Effective Date of any Note outstanding on such date, the holder thereof shall endorse such Note appropriately in order to indicate that all amounts owing under such Note shall, from and after the Effective Date, bear interest at the Base Rate plus the Applicable Margin in effect from time to time. Each new Note issued thereafter in substitution or exchange for an outstanding Note shall be in the form of Exhibit A hereto, which form of Note shall replace Exhibit 2.1 to the Original Note Agreement.

     Section 7. EXPENSES. Without limiting the generality of Section 5.8 of the Original Note Agreement, the Company agrees, whether or not the transactions contemplated hereby are consummated, to pay the reasonable fees and disbursements of Willkie Farr & Gallagher, your special counsel, for their services rendered in connection with such transactions and with respect to this Supplemental Agreement No. 1 and any other document delivered pursuant to this Supplemental Agreement No. 1 and reimburse you for your out-of-pocket expenses in connection with the foregoing.

     Section 8. RATIFICATION. Except as amended hereby, the Original Note Agreement is in all respects ratified and confirmed and the provisions thereof shall remain in full force and effect, and the Subsidiary Guarantors hereby ratify their obligations thereunder and under the Subsidiary Guarantees to which they are a party.

     Section 9. COUNTERPARTS. This Supplemental Agreement No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 10. GOVERNING LAW. This Supplemental Agreement No. 1 shall be governed by and construed in accordance with the laws of the State of New York.


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     If you are in agreement with the foregoing, please sign the form of acceptance in the space below provided, whereupon this Supplemental Agreement No. 1 shall become a binding agreement between you and the Company, with the approval of the Subsidiary Guarantors, subject to becoming effective as hereinabove provided.


THE PIONEER GROUP, INC.


By /s/ Frank M. Polestra
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  Title:  Vice President
60 State Street
Boston, MA 02109-1820


SUBSIDIARY GUARANTORS


PIONEERING MANAGEMENT CORPORATION


By /s/ Theresa M. Hamacher
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  Title: Senior Vice President
60 State Street
Boston, MA 02109-1820


PIONEER MANAGEMENT (IRELAND) LTD.


By /s/ John F. Lawlor
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  Title:  Director
60 State Street
Boston, MA 02109-1820


PIONEERING SERVICES CORP.


By /s/ Robert B. Rainville
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  Title:  President
60 State Street
Boston, MA 02109-1820


ACCEPTED


THE TRAVELERS INSURANCE COMPANY


By /s/ Pamela Westmoreland
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  Title: Investment Officer